UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CONDUIT PHARMACEUTICALS INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT NO. 1

to the

PROXY STATEMENT

for the

2024 Annual Meeting of Stockholders

of

CONDUIT PHARMACEUTICALS INC.

EXPLANATORY NOTE

This Supplement No. 1 to Schedule 14A (this “Supplement”) is being filed to supplement the definitive proxy statement (the “Proxy Statement”) of Conduit Pharmaceuticals Inc. (the “Company”) which was filed with the U.S. Securities and Exchange Commission on October 28, 2024. The Proxy Statement was filed in connection with the Company’s 2024 virtual annual meeting of stockholders. This Supplement amends and restates two paragraphs, as described below. Both changes are to correct a scrivener’s error.

Except as provided herein, no other changes have been made to the Proxy Statement. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement. This Supplement is not complete without the Proxy Statement and should be read in conjunction with the Proxy Statement.

SUPPLEMENT TO PROXY STATEMENT

The paragraph under “Director Independence” under the section entitled “CORPORATE GOVERNANCE” is amended and restated as follows:

Under the Nasdaq listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board affirmatively determined that all of the Company’s directors, except for Messrs. Bligh, Tapolczay, and Regan are independent directors within the meaning of the applicable Nasdaq listing standards. Due to the resignation of Ms. McNealey, our Board is currently fixed at six members, consisting of 50% independent members and all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent directors under the applicable Nasdaq listing standards. The Board intends to add an additional independent director by December 18, 2024, pursuant to the Nasdaq Notice, as defined and discussed below under “Standing Committees of our Board – Audit Committee.”

The last paragraph under “Standing Committees of our Board — Audit Committee” under the section entitled “CORPORATE GOVERNANCE” is amended and restated as follows:

The Company has until December 18, 2024, to comply with the requirement that the Audit Committee be comprised of at least three independent directors prior to the expiration of the cure period provided pursuant to Nasdaq Listing Rule 5605(c)(4).

The proxy materials for the 2024 Annual Meeting, including the Company’s annual report and the Proxy Statement, are available at https://ts.vstocktransfer.com/irhlogin/I-CONDUIT